Exhibit 10.1

Agreement on Capital Increase and Investment

NETCLASS Technology Inc (hereinafter referred to as "Party A" ), Wan Yi (hereinafter referred to as "Party B" ), Deng Ruihong (hereinafter referred to as "Party C" ), and CreateSolutions Co.,Ltd. (hereinafter referred to as "Party D" ) hereby agree to the following terms regarding The capital increase and investment in Party D and enter into this contract.

Article 1 (Capital Increase/Investment Amount and Shareholding Ratio)

The shares of Party D shall be increased from the initial 200 shares (100% held by Party C) to 500 shares as follows:

Party A s hall invest JPY 2,550,000 to acquire 255 shares (51% shareholding).

Party B shall invest JPY 450,000 to acquire 45 shares (9% shareholding).

Party C shall retain 200 shares (40% shareholding).

Article 2 (Registered Capital)

Pursuant to the preceding article, the registered capital of the company shall be increased from JPY 2,000,000 to JPY 5,000,000, and the total issued shares shall be adjusted from 200 to 500 shares.

Article 3 (Procedures for Changes)

Following this capital increase, Party D shall be responsible for completing all necessary internal and external legal, tax, and registration procedures.

Article 4 (Supplementary Agreements)

Matters not stipulated herein shall be resolved through separate negotiations and formalized in supplementary agreements.

This contract is executed in four copies, with each party (A, B, C, D) retaining one copy after signing and affixing their seals.

Signing Date: February 28, 2025

Party A:	NETCLASS Technology Inc
Representative (CEO):	JIANBIAO DAI
Signature:	/s/ Jianbiao Dai

Party B:	WAN YI
Signature:	/s/ Wan Yi

Party C:	DENG RUIHONG
Signature:	/s/ Deng Ruihong

Party D:	CreateSolutions Co., Ltd.
Representative (Director):	FAN HUIWEN
Signature:	/s/ Fan Huiwen